                                 SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                  Exchange Act of 1934 (Amendment No.          )

   Filed by the Registrant /X/

   Filed by a Party other than the Registrant / /

   Check the appropriate box:

   / /  Preliminary Proxy Statement        / / Confidential, for Use of the
                                               Commission Only (as permitted by
   /X/  Definitive Proxy Statement             Rule 14a-6(e)(2))

   / /  Definitive Additional Materials

   / /  Soliciting Materials Pursuant to Rule 14a-11(c) or Rule 14a-12

                              MAGNA GROUP, INC.
   ----------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)

   ----------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

   Payment of Filing Fee (Check the appropriate box):

   /X/  No Fee required

   / /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
        0-11.

   (1)  Title of each class of securities to which transaction applies:

   ----------------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

   ----------------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   ----------------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

   ----------------------------------------------------------------------------

   (5)  Total fee paid:

   ----------------------------------------------------------------------------


   / / Fee paid previously with preliminary materials.

   / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

   ----------------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

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   (3)  Filing Party:

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   (4)  Date Filed:

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




                           [LOGO] MAGNA GROUP, INC.

                                ONE MAGNA PLACE
                        1401 SOUTH BRENTWOOD BOULEVARD
                        ST. LOUIS, MISSOURI 63144-1401

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  TO BE HELD
                                  MAY 7, 1997

         The Annual Meeting of Stockholders of Magna Group, Inc. will be held on Wednesday, May 7, 1997, at 10:00 a.m., local time, at the Regal Riverfront Hotel, 200 South 4th Street, St. Louis, Missouri, for the following purposes:

         1. To elect five Class III directors to hold office for a term of three years or until their successors shall have been duly elected and qualified;

         2. To consider and act upon the adoption of an amendment to
            Article 4 of Magna Group, Inc.'s Certificate of Incorporation;
            and

         3. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

         The Board of Directors has fixed the close of business on March 12, 1997 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting.

                                          /s/ G. Thomas Andes

                                          G. THOMAS ANDES
                                          Chairman of the Board and
                                          Chief Executive Officer

     March 31, 1997

     YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE REQUESTED TO MARK, DATE, SIGN AND RETURN THE PROXY SUBMITTED HEREWITH IN THE RETURN ENVELOPE PROVIDED FOR YOUR USE. THE GIVING OF SUCH PROXY WILL NOT AFFECT YOUR RIGHT TO REVOKE SUCH PROXY OR VOTE IN PERSON SHOULD YOU LATER DECIDE TO ATTEND THE MEETING.

                                                   MAGNA GROUP, INC.

                                                    PROXY STATEMENT

                                                   TABLE OF CONTENTS

                                                                                                                       PAGE
                                                                                                                       ----

SOLICITATION OF PROXIES.......................................................................................            1

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF...............................................................            1

ITEM 1--ELECTION OF DIRECTORS.................................................................................            2

BOARD OF DIRECTORS AND COMMITTEES.............................................................................            5

COMPENSATION OF DIRECTORS.....................................................................................            6
    Directors' Fees...........................................................................................            6
    Directors' Compensatory Plans.............................................................................            6

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................................................            8

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE
  COMPENSATION................................................................................................            9
    Committee Responsibilities................................................................................            9
    Statement of Policy.......................................................................................            9
    IRC Section 162(m)........................................................................................           10
    Base Salary...............................................................................................           10
    Annual Incentive Compensation.............................................................................           10
    Long Term Incentive Compensation..........................................................................           11
    CEO Compensation..........................................................................................           12
    Conclusion................................................................................................           12

COMPENSATION OF EXECUTIVE OFFICERS............................................................................           13
    Summary Compensation Table................................................................................           13
    Change in Control and Termination Arrangements............................................................           14
    Option/SAR Grants in Last Fiscal Year.....................................................................           15
    Long Term Incentive Plans--Awards in Last Fiscal Year.....................................................           16
    Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR
      Values..................................................................................................           17
    Retirement Plans..........................................................................................           17

COMPARISON OF FIVE-YEAR TOTAL RETURN..........................................................................           19

ITEM 2--PROPOSAL TO AMEND ARTICLE 4 OF MAGNA'S CERTIFICATE
  OF INCORPORATION............................................................................................           20

SECURITY OWNERSHIP OF MANAGEMENT..............................................................................           21

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING
  COMPLIANCE..................................................................................................           23

INDEPENDENT PUBLIC ACCOUNTANTS................................................................................           23

FUTURE STOCKHOLDER PROPOSALS..................................................................................           23

ANNUAL REPORT.................................................................................................           23

OTHER BUSINESS................................................................................................           23

APPENDIX A--CERTIFICATE OF AMENDMENT OF CERTIFICATE OF
  INCORPORATION OF MAGNA GROUP, INC...........................................................................          A-1

                           [LOGO] MAGNA GROUP, INC.

                                ONE MAGNA PLACE
                        1401 SOUTH BRENTWOOD BOULEVARD
                        ST. LOUIS, MISSOURI 63144-1401

                                PROXY STATEMENT

                        ANNUAL MEETING OF STOCKHOLDERS

                                  TO BE HELD
                                  MAY 7, 1997

    Magna Group, Inc. ("Magna") is a bank holding company headquartered in St. Louis, Missouri, the business of which consists primarily of the ownership, supervision and control of banking institutions located in the States of Missouri, Illinois and Iowa and other non-banking subsidiaries.

                            SOLICITATION OF PROXIES

    This proxy statement, which is first being mailed to the holders of the Common Stock, $2.00 par value (the "Common Stock"), and the Class B Voting Preferred Stock, $20.00 par value (the "Class B Preferred Stock"), of Magna (collectively, the "Voting Stock") on or about March 31, 1997, is being furnished in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Regal Riverfront Hotel, 200 South 4th Street, St. Louis, Missouri, on Wednesday, May 7, 1997, at 10:00 a.m., local time, and any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

    The accompanying proxy is being solicited by the Board of Directors of Magna. Any holder of the Voting Stock giving a proxy may revoke it at any time prior to its use by filing with the Secretary of Magna a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Unless so revoked, all Voting Stock represented by properly executed proxies received prior to the voting will be voted at the Annual Meeting or any adjournments thereof. Abstentions and withholding of authority will be treated as shares that are present for purposes of determining a quorum but as voted "no" for purposes of determining the approval of any matters submitted to the stockholders for a vote. Shares not voted by an institution holding shares in "street name," because no instructions were received from the beneficial owner and such institutional holder lacks discretionary voting power, will have no effect on the vote.

    Magna will bear the entire cost of soliciting proxies. Proxies will be solicited primarily by mail; however, directors, officers and certain employees of Magna and its subsidiaries also may solicit proxies personally or by telephone or other means, but such persons will not be specially compensated for such services. In addition, Magna has retained Corporate Investor Communications, Inc. to assist in the solicitation of proxies on its behalf for a fee of approximately $5,000, plus reasonable out-of-pocket expenses. Certain holders of record, such as brokers, custodians and nominees, are being requested to distribute proxy materials to each beneficial owner and to obtain such beneficial owner's instructions concerning the voting of proxies and will be reimbursed by Magna for their reasonable expenses incurred in providing such services.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF


    Only stockholders of record at the close of business on March 12, 1997 are entitled to notice of, and to vote at, the Annual Meeting. On such date, there were 33,313,667 shares of Common Stock and 1,996 shares of Class B Preferred Stock outstanding. The Common Stock and Class B Preferred Stock vote as a single class on each matter submitted to the stockholders and each share is entitled to one vote on each such matter. Holders of Magna's Voting Stock do not have the right to cumulate votes in the election of directors.

    To the knowledge of Magna, no person beneficially owned more than 5% of the shares of Common Stock outstanding on March 12, 1997 (which class of securities represents approximately 99.9% of Magna's total outstanding Voting Stock). Of the shares of Class B Preferred Stock outstanding on such date, there were five stockholders who each owned more than 5% (100 shares or more) of such securities.

                         ITEM 1. ELECTION OF DIRECTORS

    Magna's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), and By-laws provide for the division of the Board of Directors into three classes. Approximately one-third of the members of the Board of Directors are nominated each year to serve as directors for a three-year term or until their successors shall have been duly elected and qualified.

    Two current directors, Messrs. Wendell J. Kelley and Robert E. McGlynn, will retire from the Board of Directors effective May 7, 1997. In connection therewith, pursuant to action previously taken by the Board of Directors, the total number of directors will be 15, and the holders of Magna's Voting Stock will vote on the election of five Class III directors to serve for a term of three years or until their successors shall have been duly elected and qualified. Under Magna's By-laws, a plurality of the votes cast at the Annual Meeting will elect the new directors.

    Each properly executed proxy in the form enclosed that is received by Magna prior to the vote will be voted for the five Class III nominees listed below, except as directed otherwise by the stockholder executing such proxy. The nominees have been designated as such by the Board of Directors (on the recommendation of its Nominating Committee), and it is anticipated that all nominees will be candidates when the Annual Meeting is held. However, if for any reason any nominee is not a candidate at that time, proxies will be voted for any substitute nominee designated by the Board of Directors (except where a proxy withholds authority with respect to the election of directors) or the Board of Directors may reduce the number of directors to be elected. All nominees are currently directors of Magna.

    Certain information with respect to the nominees and the other directors whose terms of office will continue after the Annual Meeting is set forth below. Each of the directors has held the same position or another executive position with the entity shown or an affiliated entity for at least the past five years except as otherwise noted.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES.


                                                                                                               MAGNA
                                                                                                              DIRECTOR
                                     NAME; AGE; PRINCIPAL OCCUPATION OR POSITION                               SINCE
                                     -------------------------------------------                              --------

                                  CLASS III (TO BE ELECTED TO SERVE A THREE-YEAR TERM):

[PHOTO
  OF        WAYNE T. EWING; 63; Coal Industry Management Consultant, The Ewing Company, since October 1996.     1984
MR. EWING]    Prior thereto, Mr. Ewing served as President of Peabody Development Company, a subsidiary of Peabody Holding Company, until October 1990, as a consultant to Peabody Holding Company until February 1993, as Executive Vice President--Marketing of Kerr-McGee Coal Corporation,
              a subsidiary of Kerr-McGee Corporation, until November 1995 and thereafter as Senior Vice
              President of Kerr-McGee Corporation.

[PHOTO
  OF        JOHN G. HELMKAMP, JR.; 49; Retired Chairman of the Board and Chief Executive Officer of River       1996
  MR.         Bend Bancshares, Inc. ("River Bend"), which was acquired by Magna in February 1996.
HELMKAMP]

                                       2


                                                                                                                     MAGNA
                                                                                                                    DIRECTOR
                                     NAME; AGE; PRINCIPAL OCCUPATION OR POSITION                                     SINCE
                                     -------------------------------------------                                    --------

 [PHOTO
   OF              FRANKLIN A. JACOBS; 64; Chairman of the Board and Chief Executive Officer, Falcon Products,         1991
MR. JACOBS]         Inc., commercial furniture manufacturer. Mr. Jacobs is a director of Falcon Products, Inc.
                    and Top Air Manufacturing, Inc.

 [PHOTO
   OF              S. LEE KLING; 68; Chairman of the Board, Kling Rechter & Co., merchant banking. Mr. Kling           1991
MR. KLING]          served as Chairman of the Board, and prior to October 1990, Chief Executive Officer, of
                    Landmark Bancshares Corporation ("Landmark"), which was acquired by Magna in December
                    1991. Mr. Kling is a director of Bernard Chaus, Inc., Electro Rent Corp., Falcon Products,
                    Inc., Hanover Direct, Inc., Lewis Galoob Toys, Inc., National Beverage Corp. and Top Air
                    Manufacturing, Inc.

 [PHOTO
   OF              GEORGE T. WILKINS, JR.; 64; Physician.                                                              1987
DR. WILKINS]
                                          CLASS I (TO CONTINUE IN OFFICE FOR ONE YEAR):

 [PHOTO
   OF              JAMES A. AUFFENBERG, JR.; 46; President and Director of St. Clair AutoMall, Auffenberg              1995
MR. AUFFENBERG]     Belleville and Auffenberg Enterprises of Illinois, Inc.

    [PHOTO
       OF          C. E. HEILIGENSTEIN; 67; Attorney, Heiligenstein & Badgley, P.C.                                    1984
MR. HEILIGENSTEIN]
                                       3


                                                                                                                       MAGNA
                                                                                                                     DIRECTOR
                                     NAME; AGE; PRINCIPAL OCCUPATION OR POSITION                                       SINCE
                                     -------------------------------------------                                     --------

 [PHOTO
  OF               CARL G. HOGAN, SR.; 67; Chairman of the Board and Chief Executive Officer, Hogan Motor              1991
MR. HOGAN]          Leasing, Inc., a truck leasing and transportation firm.

 [PHOTO
   OF              RALPH F. KORTE; 62; Chairman of the Board, Korte Construction Company, a general construction       1991
MR. KORTE]          firm.

  [PHOTO
    OF             FRANK R. TRULASKE; 48; Chief Executive Officer of True Fitness Technology, Inc., a                  1995
MR. TRULASKE]       manufacturer of treadmills for residential, commercial and medical use.

                                     CLASS II (TO CONTINUE IN OFFICE FOR TWO YEARS):

 [PHOTO
   OF              G. THOMAS ANDES; 54; Chairman of the Board and Chief Executive Officer of Magna.                    1981
MR. ANDES]

 [PHOTO
   OF              DONALD P. GALLOP; 64; Chairman of the law firm of Gallop, Johnson & Neuman, L.C. Mr. Gallop         1991
MR. GALLOP]         is a director of Falcon Products, Inc. and Data Research Associates, Inc.

                                       4


                                                                                                                      MAGNA
                                                                                                                     DIRECTOR
                                     NAME; AGE; PRINCIPAL OCCUPATION OR POSITION                                      SINCE
                                     -------------------------------------------                                     --------

 [PHOTO
  OF               RANDALL E. GANIM; 43; Certified Public Accountant; President, Ganim, Meder,                         1996
MR. GANIM]          Childers & Hoering, P.C.

 [PHOTO
   OF              ERL A. SCHMIESING; 57; Former Chairman of the Board, President and Chief Executive                  1997
MR. SCHMIESING]     Officer of Homeland Bankshares Corporation ("Homeland"), which was acquired by Magna in March 1997.

[PHOTO
  OF               DOUGLAS K. SHULL; 54; Treasurer and Chief Financial Officer of Casey's General Stores, Inc.,        1997
MR. SHULL]          a chain of convenience stores located in the Midwest. Mr. Shull is a director of Casey's
                    General Stores, Inc.


                       BOARD OF DIRECTORS AND COMMITTEES

    During 1996, there were 13 meetings of the Board of Directors of Magna. All of the directors attended not less than 75% of the meetings of the Board of Directors, and of the committees of which they were members, during the period in which they were directors in 1996.


    Magna has a standing Audit and Compliance Committee. The current members of the Audit and Compliance Committee are Messrs. C. E. Heiligenstein (Chairman), John G. Helmkamp, Jr., Robert E. McGlynn, Erl A. Schmiesing, who became a member on March 1, 1997, Frank R. Trulaske and George T. Wilkins, Jr. The committee met four times during 1996. The duties of the Audit and Compliance Committee include meeting periodically with Magna's independent public accountants, management and internal auditors to review the work of each and to ensure that each is properly discharging its responsibilities.


    Magna has a standing Compensation Committee. The current members of the Compensation Committee are Messrs. Wendell J. Kelley (Chairman), James A. Auffenberg, Jr., Randall E. Ganim, Carl G. Hogan, Sr. and Franklin A. Jacobs. There were four Compensation Committee meetings during 1996. The report of the Compensation Committee on executive compensation is contained herein under the caption "Report of Compensation Committee on Executive Compensation."

    Magna has a standing Nominating Committee. The current members of the Nominating Committee are Messrs. S. Lee Kling (Chairman), Wayne T. Ewing,
Donald P. Gallop, Ralph F. Korte and Douglas K. Shull, who became a member on March 1, 1997. The committee met two times in 1996. The duties of the Nominating Committee include the evaluation and recommendation to the Board of qualified nominees for election as directors of Magna, and other matters pertaining to the size and composition of the Board. The Nominating Committee will give appropriate consideration to a written recommendation by a stockholder for the nomination of a qualified person as a director, provided that such recommendation must contain certain information regarding the proposed nominee. Stockholder nominations for director which have not been approved by the Nominating Committee must comply with certain requirements as set forth in Magna's By-laws prior to submission to the stockholders at a meeting.

                           COMPENSATION OF DIRECTORS

DIRECTORS' FEES

    Currently, all directors of Magna, except those directors who are officers of Magna or one of its subsidiaries, receive an annual retainer of $8,000, plus $1,000 for each meeting of the Board of Directors attended. Directors of Magna who serve on a committee of the Board of Directors or as Chairman of such committee receive a fee of $600 or $700, respectively, for each committee meeting attended. During 1996, directors of Magna also were afforded the opportunity to obtain medical insurance benefits. The policy premiums for these benefits were paid by the directors.

DIRECTORS' COMPENSATORY PLANS

    Each director may, at such director's option, participate in Magna's Directors' Survivor Benefit Plan (the "Fee Continuation Plan"). Pursuant to the Fee Continuation Plan, if the director is serving as a director of Magna at the time of his death, his designated beneficiaries will be entitled to receive from Magna an amount of survivors' benefits specified in the participation agreement of the individual director. No benefits are payable under the Fee Continuation Plan if the director terminates his service as a director of Magna or a subsidiary of Magna for any reason prior to his death. In addition, the payment of benefits under the Fee Continuation Plan may be offset by certain benefits received by beneficiaries under the former Directors' Deferred Compensation Plan. The survivors' benefits payable in a particular case are computed on the basis of actuarial assumptions made at the date of enrollment of the director in the Fee Continuation Plan. Benefits are payable in equal monthly installments over ten years. During 1996 the increase in the cash values of the insurance policies funding the Fee Continuation Plan approximated the cost of premiums paid by Magna. The Directors' Deferred Compensation Plan was terminated in 1996 with respect to new and continuing participation, but will provide benefits to former participants upon retirement, disability for 12 consecutive months or other termination of service based upon the amount of compensation previously deferred and the amount of interest credited thereto.

    Magna maintains the Directors' Stock Option Plan, which was approved by the stockholders in 1992 and subsequently amended and restated by the Board of Directors in 1996 (the "1992 Directors' Plan"). The 1992 Directors' Plan provides for the granting of non-qualified stock options to the non-employee directors of Magna, pursuant to a formula which determines the number of shares which will be subject to the options granted. The exercise price of an option is the fair market value of a share of Common Stock on the date of grant. On May 2, 1996, each non-employee director of Magna received an option to purchase 906 shares of Common Stock at an exercise price of $22.00 per share. In each subsequent year, on the first business day after the annual meeting, each director will receive an option to purchase a number of shares of Common Stock determined by dividing the average of the annual directors' fees (including committee fees) of all non-employee directors who have served continuously during the past year by the fair market value of the Common Stock on the date of grant. All non-employee directors serving on the date of grant shall be entitled to receive a grant of an option to purchase the full number of shares determined under the formula described above. The options become exercisable at the rate of 33%, 67% and 100% of the total grant on each of the first, second and third anniversaries, respectively, of the date of grant and have a term of ten years. Options outstanding and unexercised at the time the holder ceases to be an outside director of Magna will terminate on the earlier of (i) the expiration date or (ii) 24 months after the month in which the holder ceases to be an outside director of Magna.

    Magna also maintains the 1996 Directors' Stock Option Plan, which was approved by the stockholders in 1996 and subsequently amended and restated by the Board of Directors in 1996 (the "1996 Directors' Plan"). The 1996 Directors' Plan provides that each non-employee director of Magna, on the first business day after the date of the annual meeting of stockholders in each year, will be granted an option to acquire 1,000 shares of Common Stock at the fair market value of Common Stock on such date. With respect to options granted in 1996, each option will become exercisable at the rate of one-third of the number of shares subject thereto on the first anniversary of the date of grant and the remainder of the option will become exercisable on the second anniversary of the date of grant. Options granted in 1997 will not be exercisable during the first year after the date of grant; however, such options will become fully exercisable on the first anniversary of the date of grant. Options granted in 1998 or thereafter will be fully exercisable as of the date of grant. Options outstanding and unexercised at the time the holder ceases to be an outside director of Magna terminate on the earlier of (i) the expiration date or (ii) 24 months after the month in which the holder ceases to be an outside director of Magna.


    In 1994, Magna adopted the Magna Group, Inc. Board of Directors' Retirement Plan (the "Directors' Retirement Plan"), which has since been terminated. The Directors' Retirement Plan provided for the payment of a retirement benefit to each director of Magna who had completed five years of service as a director to Magna (or as a director of an organization acquired by Magna). Such retirement benefits were payable to a director in the event of (i) retirement of the director from the Board of Directors on or after such director having attained age seventy or (ii) termination of the director within one year following a change in control of Magna. A director entitled to benefits under the Directors' Retirement Plan would receive an annual payment equal to the retainer fee ($8,000 as of January 1, 1996) in effect at the time such director terminated their position as a director of Magna until the sooner to occur of the death of the director or the number of years (up to a maximum of ten years) the director served as a director of Magna (or on the board of directors of any company acquired by Magna). The Directors' Retirement Plan was terminated effective September 1, 1996 as to all current and future directors of Magna, and any accrued benefits with respect to current directors as of such date were transferred to the Magna Group, Inc. Directors' Deferred Plan, which was adopted by the Board of Directors on August 21, 1996 and effective September 1, 1996 (the "1996 Deferred Plan").


    On August 21, 1996, the Board of Directors adopted the 1996 Deferred Plan which provides that any accrued benefit of any current director of Magna under the Directors' Retirement Plan as of September 30, 1996 would be transferred to the 1996 Deferred Plan and Magna would establish a stock unit account for each such director that would be credited with a number of stock units equal to the accrued benefit transferred to the 1996 Deferred Plan divided by the fair market value of Common Stock on September 30, 1996. In addition, each stock unit account will be credited with a number of stock units equal to the per-share dividend payable with respect to a share of Common Stock multiplied by the number of stock units held in such stock unit account as of the first business day prior to such dividend payment date divided by the fair market value of the Common Stock on such date (the "Dividend Stock Units"). No other amounts will be paid or credited to any stock unit account. The time and form of distribution from a director's stock unit account will be governed by the terms of such director's irrevocable election made on or before December 31, 1996, which election permitted a single sum distribution or an annual distribution over a period of not to exceed 10 years (each distribution being payable in a whole number of shares of Common Stock and a cash payment for any fractional share interest).

    On August 21, 1996, the Board of Directors also adopted the Magna Group, Inc. Directors Deferred Compensation Plan (the "1996 Deferred Compensation Plan") which provides for the deferral by a non-employee director of Magna of all or any portion of a retainer, committee chair and/or meeting fees payable by Magna or any of its subsidiaries (the "Fees"). Such Fees will be credited to a bookkeeping reserve account and converted into a number of stock units equal to 125% of the Fees divided by the fair market value of a share of Common Stock on the last day of the month in which such Fees would have been paid but for the deferral. Such stock units will then be credited to a participating director's stock unit account. Additionally, each stock unit account will be credited with any Dividend Stock Units. On or before December 31 of each calendar year, a director is permitted to make an irrevocable election with respect to the deferral of Fees for the following year. Distributions may be made in a single sum distribution or an annual distribution over a period of not to exceed 10 years (each distribution being payable in a whole number of shares of Common Stock and a cash payment for any fractional share interest). The director must elect the form of distribution with respect to the Fees being deferred pursuant to each deferral election and may elect a different form of distribution for the Fees being deferred pursuant to each such election.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    The law firm of Gallop, Johnson & Neuman, L.C., of which Mr. Donald P. Gallop is a member, provided legal services to Magna or its subsidiaries during 1996. This firm is providing legal services to Magna or its subsidiaries during 1997.

    During 1996, Magna entered into various construction contracts with Korte Construction Company, of which Mr. Ralph F. Korte, a director of Magna, is Chairman of the Board, pursuant to which Korte Construction Company was paid approximately $959,000 with respect to the renovation and/or expansion of certain banking facilities. In connection with such projects, Korte Construction Company provided various consultation and other services in the design phase of the projects and, during the construction phase of the projects, was responsible for all aspects of coordination and construction of the projects. Magna believes that the terms of these contracts were typical for agreements of this type and commensurate with those that could have been obtained from unrelated parties.


    In March 1997, Magna entered into a letter agreement (the "Letter Agreement") with Mr. Erl A. Schmiesing, the former Chairman, President and Chief Executive Officer of Homeland and a current director of Magna, pursuant to which Magna agreed (i) to pay Mr. Schmiesing annual compensation payments equal to $261,714 for three years beginning July 1, 1997, (ii) to allow Mr. Schmiesing and his wife to participate in Magna's health insurance plan, at their sole expense, until March 2005, (iii) that Mr. Schmiesing would receive, pursuant to the terms of the Homeland Supplemental Retirement Income Plan, $94,039 annually for fifteen years, (iv) to maintain Mr. Schmiesing's current country club membership for three years and (v) to appoint Mr. Schmiesing to the Board of Directors for a term of three years. The amounts due pursuant to the Letter Agreement are in lieu of any and all amounts to which Mr. Schmiesing was entitled pursuant to his severance agreement with Homeland. In addition, pursuant to the Letter Agreement, Mr. Schmiesing agreed not to become associated with any business enterprise in substantial direct competition with Magna for a period ending three years after Mr. Schmiesing ceases to be a member of the Board of Directors.


    In connection with the acquisition of River Bend, Magna entered into a Supplemental Agreement (the "Supplemental Agreement") with Mr. John G. Helmkamp, Jr., the former Chairman and Chief Executive Officer of River Bend and a current member of the Board of Directors of Magna, pursuant to which Magna agreed to allow Mr. Helmkamp and his wife and children to participate in Magna's health insurance plan, at Mr. Helmkamp's sole expense, and to provide Mr. Helmkamp with an office, telephone, mail and secretarial service until Mr. Helmkamp attains the age of 65. In addition, pursuant to the Supplemental Agreement, Mr. Helmkamp agreed not to become associated with any business enterprise in substantial direct competition with Magna for a period ending three years after Mr. Helmkamp ceases to be a member of the Board of Directors.

    In connection with its acquisition of Landmark, Magna assumed the employment agreement of Mr. S. Lee Kling. The agreement provided that upon Mr. Kling's retirement, which was effective June 30, 1994, Mr. Kling would be entitled to payments for ten years thereafter equal to one-half of his total average annual compensation for the five years prior to retirement (and whereby his annual compensation for the years 1991, 1992 and 1993 was deemed to equal $375,000 per year) less payments due to Mr. Kling under any retirement plans. Pursuant to such employment agreement, Mr. Kling will receive annual compensation payments equal to $130,246 through June 30, 2004. Magna also assumed the obligation to pay amounts due Mr. Kling under Landmark's retirement plans, including its former Supplemental Retirement Plan. All medical, hospitalization and life insurance coverage (other than a split-dollar insurance policy) provided to Mr. Kling during his employment will be continued at Magna's expense for the remainder of Mr. Kling's life.

    Certain of the executive officers, directors and some of their associates and affiliated businesses are and have been customers of Magna's subsidiary banks and have had and are expected to have transactions with such banks in the ordinary course of business. All such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. In the opinion of management, such transactions did not involve more than the normal risk of collectibility or present other unfavorable or unusual features. The percentage of stockholders' equity represented by loans to executive officers and directors and certain of their associates and affiliated businesses was 13.8% at December 31, 1996.

          REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF MAGNA HAS ISSUED THE FOLLOWING REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996.

COMMITTEE RESPONSIBILITIES:

    The Compensation Committee of the Board of Directors of Magna (the "Committee") is responsible for the following matters with respect to the compensation of executive officers of Magna and its subsidiaries:

    * Reviews and recommends the base salaries of the executive officers of Magna and its subsidiaries;

    * Reviews and recommends all aspects of Magna's annual incentive compensation plan;

    * Administers all aspects of Magna's non-trustee, stock-based compensation and purchase plans;

    * Reviews and recommends all employment related agreements and amendments thereof;

    * Reviews and recommends all aspects of Magna's retirement plans and Savings and Stock Investment Plan;

    * Reviews and recommends all supplemental compensation or benefits; and

    * Reviews, approves and authorizes the process and substance of all other aspects of compensation.

    The Committee continually monitors market practices and trends, and makes revisions as necessary to ensure that Magna's programs are adequate to attract and retain the best possible executive talent.

STATEMENT OF POLICY

    Magna's executive compensation program is designed to be closely linked to corporate performance and returns to stockholders. To this end, Magna has developed an overall compensation strategy and specific compensation plans that tie a significant portion of executive compensation to Magna's success in meeting specified performance goals and to appreciation in the Common Stock price.

    The overall objectives of Magna's executive compensation strategy are:

    * To attract and retain the best possible executive talent;

    * To provide additional incentives to these executives to achieve the goals inherent in Magna's business strategy;

    * To link executive and stockholder interests through equity based plans;
      and

    * To provide a compensation package that recognizes individual contributions as well as overall business results.

    Each year the Committee conducts a full review of Magna's executive compensation program. This review includes a comprehensive report from an independent compensation consultant assessing the effectiveness of Magna's compensation program and comparing Magna's executive compensation and corporate performance to a peer group of bank holding companies of comparable market capitalization as well as selected bank holding companies operating in the St. Louis marketplace.

    The Committee reviews the selection of peer companies used for compensation analysis. This peer group is currently comprised of fourteen bank holding companies of comparable market capitalization, nine of which represent a sub-set of the companies used to prepare the performance graph contained herein, and five of which are comparable companies traded on the New York Stock Exchange. It also reviews the compensation of selected bank holding companies in the St. Louis marketplace. The Nasdaq Bank Stock Index and The Dow Jones Bank Index used to prepare the performance graph include companies of various sizes. The annual compensation review permits an ongoing evaluation of the link between Magna's performance and its executive compensation practices within the context of the compensation programs of other companies.

    The basic elements of Magna's executive compensation packages are base salary, annual incentive compensation and long term incentive compensation. The Committee's policies with respect to each of these elements, including the basis for the compensation awarded to Mr. G. Thomas Andes, Magna's Chief Executive Officer, are discussed below. In addition, while the elements of compensation described below are considered separately, the Committee takes into account the full compensation package afforded by Magna to each individual, including pension benefits, supplemental retirement benefits, insurance and other benefits. All actions of the Committee with respect to executive compensation in 1996 were subsequently unanimously approved by the Board of Directors.

IRC SECTION 162(m)

    The Committee has considered Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), regarding qualifying compensation paid to Magna's executive officers for deductibility in structuring compensation arrangements for 1996. The Committee intends to make every effort to ensure that all compensation awarded to Magna's executives is fully deductible, except where Magna has or may determine to pay an excise tax as provided in Section 4999 of the Code or related income tax liabilities. See "Change in Control and Termination Arrangements" herein.

BASE SALARY

    The Committee's approach to base compensation for Magna's executives, including the Chief Executive Officer and the named executives in the Summary Compensation Table, has been to offer base salaries which are competitive after reviewing Magna's peer group and selected St. Louis bank holding companies. However, in November 1995, Mr. Andes, Magna's Chief Executive Officer, recommended to the Committee that it depart from its historic method of setting base salaries. Mr. Andes reported to the Committee that in his view Magna's performance, as reflected in results then-anticipated for fiscal 1995, was not comparable to institutions in the St. Louis marketplace and in peer groups to which Magna's results have been compared. Mr. Andes stated his view that unless Magna were to achieve comparable performance the stockholders were not being well served. Based upon this, he recommended to the Committee that the total compensation package of Magna's executives be changed to place a greater emphasis on incentive compensation and suggested that the base salaries for 1996 for substantially all the 50 most highly compensated officers of Magna be the same as the base salaries for 1995. He also recommended adjustments to the annual bonus compensation portion of such executives' total compensation package. The Committee, and subsequently the Board of Directors, unanimously approved Mr. Andes' proposal and adopted it as the base line for compensation in 1996.

ANNUAL INCENTIVE COMPENSATION

    Magna's historic practice has been to determine desired annual earnings based on achievable goals expressed as a per share dollar amount. To the extent Magna achieved its goal, after a threshold level was reached, a bonus was paid to designated executive officers. As part of the base line program described above, the Committee modified the manner in which bonuses were determined for Magna's 50 most highly compensated officers. In 1996, a two part test was used, in which the achievement of an earnings per share goal, established by the Committee, accounted for up to 80% of the bonus amount (with additional percentage points added for company performance in excess of the targeted earnings goal) and the achievement of individual goals accounted for the remaining 20%. After the two elements were added, the resulting percentage was multiplied by a percentage of base salary used to determine individual responsibility for Magna's results of operations. This percentage was 60% for Mr. Andes and 45% for all other executive officers. Awards determined under the foregoing formula could then be adjusted upwards or downwards by as much as 20%, to reflect the quantity and quality of individual efforts. In Mr. Andes' case, the adjustment would be made by the Committee in its collective, subjective judgment. In the case of all other executive officers, the adjustment would be made by Mr. Andes in his subjective judgment. In addition, the threshold level required to be met before any bonus was paid was increased to 95% of the targeted earnings per share goal.

    In 1996, the threshold level and the target amount were exceeded. Accordingly, a percentage of 81% was used in the bonus calculation for company performance. In addition, the Committee approved the award of the remaining 20% to each eligible participant, reflecting the substantial achievement of individual goals. The resulting amounts, calculated under the method described above, were in the case of all other executive officers, subsequently reviewed by Mr. Andes, and, in certain cases, increased, in accordance with the authority granted to him by the Committee. The

Committee believes that the payment of the bonus amounts in 1996 was fully justified, given the substantial challenge of meeting the earnings per share goal set for 1996 and the fact that such goal was exceeded. The Committee also believes that the greater emphasis placed on incentive compensation was effective in reaching Magna's goals.

LONG TERM INCENTIVE COMPENSATION

    Magna maintains, for senior officers of Magna and its subsidiaries, certain stock-based compensation plans which allow the Committee to award the individuals it selects stock options, stock appreciation rights, restricted stock and performance shares. Awards under Magna's stock-based compensation plans directly link potential participant rewards to increases in stockholder value.

    Magna historically has provided the majority of its stock-based compensation in the form of stock options. Stock options are granted with an exercise price equal to the market price of Common Stock on the date of the grant and become exercisable within a two-year period. This approach is designed to encourage the creation of stockholder value and the retention of the executives over the long term, as this element of the compensation package has value only to the extent that stock price appreciation occurs.

    To further motivate the executives, the Committee reaffirmed its guidelines for executive stock ownership. The program establishes levels of stock ownership expressed as a multiple of base salary. These levels are as follows:

Chairman and CEO                                             5 times base salary

President and COO                                            4 times base salary

Executive Vice President                                     3 times base salary

Other Senior Executives                                      2 times base salary

Other Executives                                             1 times base salary

    It is the Committee's expectation that these levels of ownership will be attained by October 2000 for those executives who have held their position for at least five years. The stock ownership requirement can be met with shares beneficially owned by the executive, shares allocated to the executive through Magna's 401(k) plan, shares purchased through the Employee Stock Purchase Plan and restricted stock awards. Unexercised stock options do not apply toward the ownership guidelines.

    The total number of options granted to Magna's executive officers in September 1996 was determined pursuant to the recommendations of an independent compensation consultant and the Committee's collective, subjective judgment as to individual performance on a qualitative basis. In making this determination, the Committee considered (without assignment of relative weights) the recommendations of Mr. Andes as to such personal qualities of the executive officers (other than himself) as leadership, team-building, the ability to respond effectively to change in Magna and the industry and to creatively satisfy changing market demands, all considered in the context of Magna's performance during 1996. The Committee considered the amount of options already held by the executive officers in determining the amount of the 1996 grants.

    In view of Mr. Ronald A. Buerges' appointment as Executive Vice President and Chief Financial Officer of Magna in April 1996 and in order to better align his compensation to that of Magna's other executive vice presidents, the Committee determined to make a conditional award of 10,000 shares of restricted stock to Mr. Buerges. This award was of the same number of shares as granted to other executive vice presidents in 1995 and 1994, but reflected the then-current market price of the Common Stock.

    Ms. Linda K. Fabel and Mr. Robert M. Olson, Jr. were each issued 8,000 shares of restricted stock pursuant to awards made to them in 1994 under Magna's 1992 Amended and Restated Long Term Performance Plan, which awards provided that shares of restricted stock would be issued only if certain target share prices for the Common Stock were attained by December 30, 1998. The restricted shares were issued, in blocks of 3,000 and 5,000 shares, as a result of the Common Stock reaching and maintaining a price of at least $25.00 and $28.00, respectively, for twenty consecutive trading days. Similarly, in 1996, 2,000 shares of restricted stock were issued to Mr. David D. Harris pursuant to an award made to him in 1995 under Magna's 1992 Amended and Restated Long Term Performance Plan, which award provided that shares of restricted stock would be issued only if certain target share prices for the Common Stock were attained by December 31, 1999. The restricted shares were issued as a result of the Common Stock reaching and maintaining a price of at least $28.00, for twenty consecutive trading days.

CEO COMPENSATION

    At the November 1995 Committee meeting, Mr. Andes' base salary was reviewed. Based on Mr. Andes' recommendation that salaries for senior officers for 1996 be the same as those for 1995, the Committee recommended, and the Board of Directors unanimously approved, no increase in Mr. Andes' base salary of $375,000.

    Mr. Andes' 1996 bonus award was $171,266 in cash, plus $58,292 in the form of 1,976 shares of restricted stock. This award was equal to 61% of his 1996 base salary and was determined based on Magna's performance exceeding the targeted earnings per share goal and the substantial achievement of the individual performance goals.


    Mr. Andes received a stock option grant to purchase 40,000 shares at $26.00, the fair market value on the date of grant. The Committee considered the amount of options already held by Mr. Andes in making such award. The
Committee believes that Mr. Andes' stock option grant continues to align his compensation more directly with the interests of Magna's stockholders.


    Similarly, the Committee granted a restricted stock award to Mr. Andes totaling 50,000 shares of Common Stock, which award provides that shares of restricted stock will be issued only if certain target share prices for the Common Stock are attained by March 10, 2000. This award directly links Mr. Andes' total potential compensation to the appreciation in Magna's Common Stock price and increases his potential ownership position in Magna. In 1996, Mr. Andes was issued 12,500 shares of restricted stock under this award as a result of the Common Stock reaching and maintaining an average price of at least $29.00 for twenty consecutive trading days.

CONCLUSION

    Through the programs described above, a significant portion of Magna's executive compensation is linked directly to individual and corporate performance and stock price appreciation. The Committee intends to continue the policy of linking executive compensation to individual and corporate performance and returns to stockholders, recognizing that the business cycle from time to time may result in an imbalance for a particular period.

                                          THE MEMBERS OF
                                          THE COMPENSATION COMMITTEE

                                          Wendell J. Kelley, Chairman
                                          James A. Auffenberg, Jr.
                                          Randall E. Ganim
                                          Carl G. Hogan, Sr.
                                          Franklin A. Jacobs

March 31, 1997

                      COMPENSATION OF EXECUTIVE OFFICERS

    Unless otherwise indicated, the following table sets forth the compensation of Magna's Chief Executive Officer, the four most highly compensated executive officers, other than the Chief Executive Officer, and each individual who would have been one of the four most highly compensated executive officers had they been serving as an executive officer at December 31, 1996, for each of the last three years:

                          SUMMARY COMPENSATION TABLE

                                                                                            LONG TERM
                                             ANNUAL COMPENSATION                       COMPENSATION AWARDS
                                    ---------------------------------------------------------------------------------
                                                                                                                        ALL OTHER
                                                                OTHER        RESTRICTED     SECURITIES                    COM-
                                                                ANNUAL         STOCK        UNDERLYING        LTIP       PENSA-
           NAME AND                  SALARY         BONUS    COMPENSATION     AWARD(S)     OPTIONS/SARS     PAYMENTS      TION
      PRINCIPAL POSITION      YEAR     ($)           ($)         ($)          ($)<F1>          (#)            ($)          ($)
      ------------------      ----   ------         -----    ------------    ----------    ------------     --------    ---------

G. Thomas Andes,              1996   375,000       171,266      9,238          58,292         40,000        368,750     20,496<F2>
Chairman and Chief            1995   375,000       128,870      5,375          42,940         32,252        356,250     20,138
Executive Officer             1994   323,400<F3>    98,365      4,012          32,777         34,258        175,000     13,700

Linda K. Fabel,               1996   190,000        65,106      1,245          22,125         10,000        236,000     10,275<F4>
Executive Vice President,     1995   190,000        45,712        635          15,224         15,048         47,500     10,029
Retail Banking                1994   185,000        46,416        350          15,453         13,416              0      8,135

Robert M. Olson, Jr.          1996   182,500        62,519        430          21,269         10,000        236,000      9,123<F5>
Executive Vice President,     1995   182,500        43,900        132          14,630         14,483         47,500      8,858
Operations and Technology     1994   116,667<F6>    43,894     31,736<F7>      14,630         12,777              0     11,524

David D. Harris,              1996   173,000        59,278        623          20,148         10,000         59,000      9,921<F8>
Executive Vice President,     1995   173,000        40,711        887          13,561         13,720              0      9,691
Credit Administration         1994   163,000        46,050        114          15,347         11,925              0      8,799

Ronald A. Buerges,            1996   152,750        59,618        186          20,266         15,000              0      5,590<F9>
Executive Vice President      1995   108,000        11,759          0           3,895          2,400              0      4,310
and Chief Financial Officer   1994   100,000        10,763          0           3,570          2,400              0      4,202

---------
<F1> Represents the dollar value of shares of restricted stock issued in lieu of cash compensation payable under Magna's annual incentive compensation plan. The aggregate value of restricted stock holdings for the individuals named in the Summary Compensation Table at the end of the last completed fiscal year was $215,143 for Mr. Andes, $91,214 for Ms. Fabel and $64,103, $84,045
     and $31,122 for Messrs. Olson, Harris and Buerges, respectively, based upon a per share price of $29.50 being the last transaction price on December 31, 1996. The aggregate number of shares of restricted stock held by the individuals named in the Summary Compensation Table at the end of the last completed fiscal year was 7,293 for Mr. Andes, 3,092 for Ms. Fabel, 2,173 for Mr. Olson, 2,849 for Mr. Harris and 1,055 for Mr. Buerges. The restrictions applicable to such restricted stock holdings lapse upon the earliest of (i) the date on which the executive's employment with Magna ends by reason of retirement, death or disability, (ii) the date on which a Change in Control of Magna (as described herein under "Change in Control and Termination Arrangements") occurs or (iii) within five years of the date of award. The holders thereof are entitled to receive dividends on their shares to the same extent as other holders of the Common Stock.


     The foregoing amounts do not include (i) 50,000 shares of restricted stock subject to an award made to Mr. Andes in 1992 under Magna's 1992 Amended and Restated Long Term Performance Plan (the "1992 Performance Plan"), which award provided that shares of restricted stock would be issued only if certain target share prices for the Common Stock were attained by March 9, 1996, or (ii) 50,000 shares of restricted stock subject to an award made to Mr. Andes in 1996 under Magna's 1996 Amended and Restated Long Term Performance Plan (the "1996 Performance Plan"), which award provided that shares of restricted stock would be issued only if certain target share prices for the Common Stock were attained by March 10, 2000. During 1994 and 1995, 10,000 and 15,000 shares, respectively, of restricted stock were issued to Mr. Andes under the 1992 award. During 1996, 12,500 shares of restricted stock were issued to Mr. Andes under the 1996 award. Based upon a per share price of $29.50, the aggregate value of such 37,500 shares at December 31, 1996 was $1,106,250. Pursuant to the terms of Mr. Andes' Restricted Stock Agreement, the remaining 25,000 shares of restricted stock subject to the 1992 award were forfeited on March 9, 1996.


     The foregoing amounts do not include 10,000 shares of restricted stock subject to awards made to each of Ms. Fabel and Mr. Olson in 1994 under the 1992 Performance Plan, which awards provided that shares of restricted stock would be issued only if certain target share prices for the Common Stock are attained by December 30, 1998. During 1995 and 1996, 2,000 and 8,000 shares, respectively, of restricted stock were issued to each of Ms.

                                      13

     Fabel and Mr. Olson under these awards. Based upon a per share price of $29.50, the aggregate value of such shares at December 31, 1996 was $295,000 for each of Ms. Fabel and Mr. Olson.


     The foregoing amounts do not include 10,000 shares of restricted stock subject to an award made to Mr. Harris in 1995 under the 1992 Performance Plan or 10,000 shares of restricted stock subject to an award made to Mr. Buerges in 1996 under the 1996 Performance Plan. During 1996, 2,000 shares of restricted stock were issued to Mr. Harris under his award. Based upon a per share price of $29.50, the aggregate value of such shares at December 31, 1996 was $59,000. No shares were issued to Mr. Buerges under the terms of his award in 1996. See "Long Term Incentive Plans--Awards in Last Fiscal Year."


<F2> Includes the following: $2,003 for split-dollar life insurance, $3,354 for premiums paid by Magna on a carve-out life insurance policy owned by the executive which builds cash value, $12,268 in matching contributions to Magna's Executive Supplemental Deferral Plan and $2,871 in matching contributions to Magna's Savings and Stock Investment Plan.

<F3> Includes $18,400 in fees for serving on the Board of Directors during 1994.

<F4> Includes the following: $3,168 for premiums paid by Magna on a carve-out life insurance policy owned by the executive which builds cash value, $4,221 in matching contributions to Magna's Executive Supplemental Deferral Plan and $2,886 in matching contributions to Magna's Savings and Stock Investment Plan.

<F5> Includes the following: $2,266 for premiums paid by Magna on a carve-out life insurance policy owned by the executive which builds cash value, $3,943 in matching contributions to Magna's Executive Supplemental Deferral Plan and $2,914 in matching contributions to Magna's Savings and Stock Investment Plan.

<F6> Mr. Olson joined Magna early in 1994 and became an executive officer of
     Magna at that time. Accordingly, compensation information for the year 1994 relates only to the period Mr. Olson was employed by Magna.

<F7> Includes a one-time fee of $27,620 paid in connection with a country club membership.

<F8> Includes the following: $3,509 for premiums paid by Magna on a carve-out life insurance policy owned by the executive which builds cash value, $1,912 in matching contributions to Magna's Executive Supplemental Deferral Plan and $4,500 in matching contributions to Magna's Savings and Stock Investment Plan.

<F9> Includes the following: $796 for premiums paid by Magna on a carve-out life insurance policy owned by the executive which builds cash value, $968 in matching contributions to Magna's Executive Supplemental Deferral Plan and $3,826 in matching contributions to Magna's Savings and Stock Investment Plan.

CHANGE IN CONTROL AND TERMINATION ARRANGEMENTS

    Each of the executive officers named in the Summary Compensation Table, and certain other executive officers of Magna, have individual agreements under which each such executive officer will receive severance benefits in certain circumstances either prior to (with respect to Mr. Andes) or after (with respect to all executive officers) a "Change in Control" (as defined below) of Magna. The employment agreement of Mr. Andes is for a term through December 31, 1999. The agreements of the other executive officers continue until terminated pursuant to their terms or December 31 of any calendar year if notice is given, by December 1 of such year, by either party of such party's intention not to renew the agreement.

    If prior to a Change in Control of Magna, Magna terminates the employment of Mr. Andes without "cause" (generally, willful failure to perform his duties, willful misconduct injurious to Magna or a material breach of the agreement) or if Mr. Andes terminates his employment with "good reason" (as defined below), Magna will be required to pay severance benefits to Mr. Andes in an amount equal to Mr. Andes' then-current annual salary through December 31, 1999. Additionally, Mr. Andes would be entitled to the continuation of certain welfare benefits to which he otherwise would have been entitled through December 31, 1999. In the event Mr. Andes became reemployed, the obligation of Magna to provide such welfare benefits would be secondary to the obligation of Mr. Andes' new employer to provide any such benefit. The agreements with the other executive officers do not provide for the payment of severance or welfare benefits if such officers are terminated prior to a Change in Control of Magna.

    The employment agreement of Mr. Andes and the agreements of Ms. Fabel and Messrs. Olson, Harris and Buerges and certain other executive officers provide substantially similar protection in the event of a termination of the executive officer's employment after a Change in Control of Magna but differ somewhat in the severance payments made available to such executive officers. "Change in Control" is defined in the agreements to mean, generally, (i) the acquisition by any person of 20% or more of the then outstanding voting power of Magna;
(ii) a change in the composition of Magna's Board of Directors such that during any two consecutive years incumbent directors and their nominees do not constitute a majority of the Board; (iii) a reorganization, merger or consolidation of Magna unless owners of all of the Common Stock or voting securities of Magna prior to such event own voting securities of the surviving corporation following such event in the same proportions as they owned Magna voting securities prior to such event; (iv) a merger or consolidation in which Magna is the surviving corporation and the holders of Magna's Common Stock do not own at least 50% (70% in the case of Mr. Andes) of the stock of the surviving corporation; (v) any sale, lease, exchange or transfer of all, or substantially all, of the assets of Magna; or (vi) the liquidation or dissolution of Magna.

    If an executive officer terminates his or her employment with Magna or the successor corporation for "good reason" (generally, the assignment of duties inconsistent with the executive's position, a material diminution in authority or responsibilities, a reduction in any benefit specified in the agreement, any material breach of the agreement by Magna, or, within one year following the Change in Control, resignation by the executive in his or her sole and absolute discretion), or if Magna or the successor corporation terminates the executive officer's employment without cause within two years after the Change in Control of Magna, Magna or the successor corporation will be required to pay severance benefits. In the case of Mr. Andes, Magna or its successor will be required to pay a lump-sum cash amount equal to 2.99 times his "cash compensation" (as defined in his employment agreement) for the most recent calendar year prior to the Change in Control. If the receipt of benefits upon a Change in Control of Magna subjects Mr. Andes to any Federal excise tax pursuant to Section 4999 of the Code, Magna also will be obligated to pay him an additional amount equal to the entire excise tax due. In the case of the other executive officers, Magna or its successor will be required to pay a lump-sum cash amount equal to two times the executive officer's "annual base salary" plus the executive officer's "incentive bonus" (each as defined in the agreements). The cash payments to the executive officers (other than Mr. Andes) are subject to reduction to the extent that such payment would require the executive officer to pay a Federal excise tax under the Code.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

    The following table sets forth information concerning stock option grants made in the fiscal year ended December 31, 1996 to the individuals named in the Summary Compensation Table. No SARs were granted to the named individuals in 1996.



                                                                                                              POTENTIAL REALIZABLE
                                                               INDIVIDUAL GRANTS                                    VALUE AT
                                       ---------------------------------------------------------------           ASSUMED ANNUAL
                                         NUMBER OF      PERCENT OF TOTAL                                      RATES OF STOCK PRICE
                                         SECURITIES       OPTIONS/SARS       EXERCISE                           APPRECIATION FOR
                                         UNDERLYING        GRANTED TO         OR BASE                           OPTION TERM<F1>
                                        OPTIONS/SARS      EMPLOYEES IN       PRICE<F3>      EXPIRATION        -------------------
               NAME                    GRANTED<F2>(#)     FISCAL YEAR         ($/SH)         DATE<F4>         5%($)        10%($)
               ----                    --------------   ----------------     ---------      ----------        -----        ------

G. Thomas Andes....................       40,000              12.54            26.00      Sept. 17, 2006     654,000     1,657,600

Linda K. Fabel.....................       10,000               3.13            26.00      Sept. 17, 2006     163,500       414,400

Robert M. Olson, Jr................       10,000               3.13            26.00      Sept. 17, 2006     163,500       414,400

David D. Harris....................       10,000               3.13            26.00      Sept. 17, 2006     163,500       414,400

Ronald A. Buerges..................       15,000               4.70            26.00      Sept. 17, 2006     245,250       621,600

---------
<F1>  The indicated 5% and 10% rates of appreciation are provided to comply with Securities and Exchange Commission regulations and do not necessarily reflect the views of Magna as to the likely trend in Magna's Common Stock price. The effect of 5% and 10% rates of appreciation on Common Stock held for ten years is demonstrated by the following: a share of Common Stock purchased on September 18, 1996 at a price per share of $26.00 and held until September 17, 2006 would have a value of $42.35 at a 5% rate of appreciation, and a value of $67.44 at a 10% rate of appreciation. Actual gains, if any, on stock option exercises and Common Stock holdings will be dependent on, among other things, the future performance of the Common Stock and overall market conditions. There can be no assurance that the amounts reflected herein will be achieved. Additionally, these values do not take into consideration the provisions of the options providing for nontransferability or delayed exercisability.

<F2>  Each option became exercisable with respect to 33% and will be exercisable with respect to 67% of the total number of shares subject to the option on March 17, 1997 and September 17, 1997, respectively, and after September 17, 1998 will be exercisable as to all such shares. On a Change in Control of Magna, as described herein under "Change in Control and Termination Arrangements," and upon death, disability or retirement, all options become fully exercisable.

                                      15


<F3>  The exercise price may be paid in cash or, at the discretion of the
      Committee, by shares of Common Stock already owned or to be issued pursuant to the exercise, valued at fair market value on the date of exercise, or a combination of cash and Common Stock.

<F4>  The options terminate on the earlier of ten years after grant or, generally, immediately on termination for reasons other than retirement, disability or death.


LONG TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

    The following table sets forth information concerning shares of restricted stock subject to awards made to Messrs. Andes and Buerges in 1996 pursuant to the 1996 Performance Plan. The shares of restricted stock subject to such awards will be forfeited if certain target share prices for the Common Stock are not attained by certain specified dates, as described below.


                                                          NUMBER OF            PERFORMANCE OR
                                                        SHARES, UNITS           OTHER PERIOD
                                                          OR OTHER            UNTIL MATURATION
                        NAME                               RIGHTS                OR PAYOUT
                        ----                            -------------         ----------------

G. Thomas Andes<F1>.................................        50,000        Through March 10, 2000

Ronald A. Buerges<F2>...............................        10,000        Through December 18, 2000

--------
<F1>  Restricted stock vests as follows: 25% if the average closing price of the Common Stock is at least $29.00 for 20 consecutive trading days; 50% if the average closing price of the Common Stock is at least $32.00 for 20 consecutive trading days; 75% if the average closing price of the Common Stock is at least $35.00 for 20 consecutive trading days; and 100% if the average closing price of the Common Stock is at least $39.00 for 20 consecutive trading days. Shares of restricted stock subject to the award will be issued if such price is reached before the earliest to occur of (i) the date on which Mr. Andes' employment with Magna ends,
      (ii) the date on which there occurs a Change in Control (as described herein under "Change in Control and Termination Arrangements") or (iii) the first business day after March 10, 2000, unless such date occurs during a valuation period in which a price set forth above is met on one or more occasions, in which event the date will be extended and mean a date including and ending 19 consecutive trading days thereafter. Shares of restricted stock issued under the award, if any, will be forfeited if employment terminates prior to the fifth anniversary of the date of issuance of such shares, other than by reason of retirement, disability or death, unless a Change in Control has occurred. Such shares will not be forfeited if a Change in Control has occurred.

<F2>  Restricted stock vests as follows: 20% if the average closing price of the Common Stock is at least $34.25 for 20 consecutive trading days; 50% if the average closing price of the Common Stock is at least $38.625 for 20 consecutive trading days; and 100% if the average closing price of the Common Stock is at least $43.625 for 20 consecutive trading days. Shares of restricted stock subject to the award will be issued if such price is reached before the earliest of
      (i) the date on which Mr.Buerges' employment with Magna ends, (ii) the date on which there occurs a Change in Control or (iii) the first business day after December 18, 2000, unless such date occurs during a valuation period in which a price set above is met on one or more occasions, in which event the date will be extended and mean a date including and ending 19 consecutive trading days thereafter. Shares of restricted stock issued under the award, if any, will be forfeited if employment terminates prior to or on the eighth anniversary of the date of issuance of such shares, other than by reason of retirement, disability or death unless a Change in Control has occurred. Such shares will not be forfeited if a Change in Control has occurred.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR
VALUES

    The following table sets forth information concerning the aggregate dollar value realized upon exercise of options during 1996, the number of securities underlying options outstanding at year-end 1996 and the value of options outstanding at year-end 1996 having an exercise price lower than the market price of the Common Stock ("in-the-money" options), held by the individuals named in the Summary Compensation Table. As of December 31, 1996, no SARs were outstanding.


                                                                                               NUMBER OF
                                                                                              SECURITIES             VALUE OF
                                                                                              UNDERLYING            UNEXERCISED
                                                                                              UNEXERCISED          IN-THE-MONEY
                                                                SHARES                     OPTIONS AT FISCAL     OPTIONS AT FISCAL
                                                               ACQUIRED        VALUE           YEAR-END              YEAR-END
                                                              ON EXERCISE     REALIZED     (#) EXERCISABLE/      ($) EXERCISABLE/
                            NAME                                  (#)           ($)          UNEXERCISABLE       UNEXERCISABLE<F1>
                            ----                              -----------     --------     -----------------     -----------------

G. Thomas Andes.............................................          0              0       85,085/50,644        780,402/198,542

Linda K. Fabel..............................................          0              0       39,682/14,966        379,830/62,313

Robert M. Olson, Jr.........................................          0              0       22,480/14,780        163,568/61,290

David D. Harris.............................................     12,000        123,810       35,176/14,528        332,573/59,904

Ronald A. Buerges...........................................          0              0        6,608/15,792         58,144/56,856

--------
<F1> Based on a price per share of $29.50, being the last transaction price on
     December 31, 1996.


RETIREMENT PLANS

    Officers and employees of Magna and its subsidiaries participate in Magna's Pension Plan, as amended (the "Retirement Plan"). The annual retirement benefit at normal retirement age (age 65) is accrued for each year of service based upon percentages of the designated portions of the participant's compensation for that year. The annual retirement benefit is 1.35% of the participant's Basic Compensation (as defined below) plus an annual benefit equal to the applicable percentage of the participant's Basic Compensation and the applicable percentage of the participant's Excess Compensation (as defined below) as follows:

                                                                       PERCENT OF       PERCENT OF
                                                                         BASIC            EXCESS
                          YEAR OF BIRTH                               COMPENSATION     COMPENSATION
                          -------------                               ------------     ------------

Prior to 1938.....................................................        .00%             .60%
1938-1954.........................................................        .05              .55
1955 and thereafter...............................................        .10              .50

    "Basic Compensation" under the Retirement Plan is the participant's annual base rate salary on January 1 received for services rendered to Magna or its subsidiaries, but does not include payments by Magna or its subsidiaries under Magna's Section 401(k) plan or any bonus plan of Magna or its subsidiaries. "Excess Compensation" is the amount by which the participant's Basic Compensation exceeds one-half of the maximum amount that may be considered as wages under the Federal Social Security Act for a particular tax year. The maximum number of years that may be utilized in computing a participant's total retirement benefit under the Retirement Plan is 35 or a participant's total period of service as of December 31, 1988, if greater. Generally, accrued benefits are not vested for participants who have been employed by Magna or its subsidiaries for less than five years. Benefits payable under the Retirement Plan are subject to the maximum annual benefit which may be paid pursuant to Section 415 of the Code. Maximum annual benefits at age 65 for 1996 were based upon year of birth as follows:

                                                                                            MAXIMUM
                                                                                             ANNUAL
                                    YEAR OF BIRTH                                           BENEFIT
                                    -------------                                           -------

Prior to 1938.........................................................................     $114,441
1938-1954.............................................................................      106,126
1955 and thereafter...................................................................       97,831

    These maximum benefits are subject to future cost-of-living increases and potential reduction by reason of contributions under the tax-qualified defined contribution plans maintained by Magna. The Basic Compensation used in computing retirement benefits is limited by Section 401(a)(17) of the Code. For 1997, this limit is $160,000. The limit is subject to future cost-of-living increases. Magna has established the Magna Group, Inc. Supplemental Executive Retirement Plan (the "Supplemental Plan") for its executive officers which will provide retirement benefits (at age 65 with a minimum of 35 years of service) of 60% of the five-year final average salary, less the Retirement Plan benefits. Mr. Andes was a participant in the Supplemental Plan during 1996.

    Benefits payable pursuant to the Retirement Plan generally are paid in the form of monthly life income, with 120 monthly payments guaranteed in any event. If a participant is married at the time of their retirement, they will receive, unless they elect otherwise and their spouse executes a written consent, such retirement income in the form of a joint and survivor annuity. In lieu of the amount and form of retirement income otherwise payable, a participant has the option, with spousal consent, of electing a lump sum distribution from the Retirement Plan. As specified in the Retirement Plan and required by Internal Revenue Service regulations, the lump sum amount is actuarially determined based on standard mortality rates published by the Pension Benefit Guaranty Corporation. These published interest rates vary with market conditions.

    At December 31, 1996, the annual accrued benefits payable by Magna upon retirement at the normal retirement age of 65 under the Retirement Plan (and the Supplemental Plan for Mr. Andes) for each of the executive officers named in the Summary Compensation Table was as follows: $171,266 for Mr. Andes, $11,619 for Ms. Fabel and $4,078, $23,672 and $4,726 for each of Messrs. Olson, Harris and Buerges, respectively.

    COMPARISON OF FIVE-YEAR TOTAL RETURN AMONG MAGNA, THE DOW JONES EQUITY MARKET INDEX, THE DOW JONES BANK INDEX, THE NASDAQ STOCK MARKET INDEX AND
      THE NASDAQ BANK STOCK INDEX DECEMBER 31, 1991 -- DECEMBER 31, 1996

    The following graph and Table I compare the five-year cumulative total stockholder return (including reinvestment of dividends) on an indexed basis among Magna, the Dow Jones Equity Market Index, the Dow Jones Bank Index, the Nasdaq Stock Market Index and the Nasdaq Bank Stock Index. The Dow Jones Bank Index is comprised of the following companies: BankAmerica Corporation; Bankers Trust New York Corporation; The Chase Manhattan Corporation; Citicorp; First Chicago NBD Corporation; J.P. Morgan & Company, Incorporated; and Republic New York Corporation. The Nasdaq Bank Stock Index is composed of all stocks of all companies traded on the Nasdaq Stock Market with Standard Industrial Classification codes of 602 (commercial banks) and 671 (holding companies), as provided by Nasdaq, and adjusted for market capitalization. The graph and Table I assume that the value of the investment in Magna's Common Stock and each Index was $100 on December 31, 1991. Table II sets forth the annual return on the investment on a fiscal year-end basis, non-cumulatively. All data assumes that all dividends were reinvested on the ex-dividend date. Based upon the change of listing of the Common Stock from the Nasdaq National Market to the New York Stock Exchange on November 20, 1996, Magna has included the Dow Jones Equity Market Index and the Dow Jones Bank Index, each of which is comprised of companies traded on the New York Stock Exchange.


                             [Graph of Magna Common Stock as
                          compared to the Dow Jones Bank Index,
                            the Dow Jones Equity Market Index,
                           the Nasdaq Bank Stock Index and the
                         Nasdaq Stock Market Index for the years
                            1992, 1993, 1994, 1995 and 1996.]


TABLE I--CUMULATIVE VALUE OF $100 INVESTMENT

                                                                              DECEMBER 31,
                                                    ----------------------------------------------------------------
                                                    1991        1992        1993        1994        1995        1996
                                                    ----        ----        ----        ----        ----        ----

Dow Jones Equity Market Index...................   $100.00     $109.00     $119.00     $120.00     $167.00     $206.00
Dow Jones Bank Index............................   $100.00     $134.00     $145.00     $139.00     $224.00     $316.00
Nasdaq Stock Market Index.......................   $100.00     $116.40     $133.60     $130.60     $184.70     $227.20
Nasdaq Bank Stock Index.........................   $100.00     $145.60     $166.00     $165.40     $246.30     $325.60
Magna Common Stock..............................   $100.00     $170.40     $201.10     $190.00     $267.70     $344.60

TABLE II--NON-CUMULATIVE ANNUAL RETURN

                                                                          DECEMBER 31,
                                                   ----------------------------------------------------------
                                                   1991     1992       1993        1994       1995       1996
                                                   ----     ----       ----        ----       ----       ----

Dow Jones Equity Market Index...................   N/A      9.00%      9.17%      0.84%      39.17%     23.35%
Dow Jones Bank Index............................   N/A     34.00%      8.21%     (4.14%)     61.15%     41.07%
Nasdaq Stock Market Index.......................   N/A     16.40%     14.78%     (2.25%)     41.42%     23.01%
Nasdaq Bank Stock Index.........................   N/A     45.60%     14.01%     (0.36%)     48.91%     32.20%
Magna Common Stock..............................   N/A     70.40%     18.02%     (5.52%)     40.89%     28.73%

                ITEM 2. PROPOSAL TO AMEND ARTICLE 4 OF MAGNA'S
                         CERTIFICATE OF INCORPORATION


    On February 28, 1997, the Board of Directors adopted a resolution amending, subject to stockholder approval at the Annual Meeting, Article 4 of Magna's Certificate of Incorporation to increase the number of shares of authorized Common Stock from 40,000,000 to 80,000,000 shares (the "Amendment"). A copy of the Amendment is attached to this Proxy Statement as Appendix A.


    The Board of Directors believes it is desirable to have the additional authorized shares of Common Stock available for possible future acquisitions, financing transactions and other general corporate purposes.


    As of March 12, 1997, (i) 33,313,667 shares of Common Stock were issued and outstanding, (ii) 95,000 shares of Common Stock were issued and held as treasury stock, (iii) an aggregate of 3,705,409 shares of Common Stock were reserved for issuance pursuant to stock option and other employee benefit plans and Magna's dividend reinvestment plan, (iv) 1,301,911 shares of Common Stock were reserved for issuance upon the conversion of Magna's Subordinated Debentures and Subordinated Capital Notes and (v) 1,584,013 shares of Common Stock were authorized, unissued and unreserved.

    If the number of authorized shares is not increased as proposed, as of March 12, 1997, the Company could only issue, in the aggregate, the 1,679,013 shares of Common Stock currently remaining available for issuance. The calling of a meeting of Magna's stockholders would be required to authorize the issuance of any additional shares of Common Stock. Such a procedure is cumbersome, and the delay inherent therewith could restrict Magna from taking prompt advantage of acquisition opportunities or favorable market conditions.


    It is therefore desirable to increase the number of authorized shares of Common Stock to eighty million so that Magna will not be restricted in its ability to make acquisitions by means of the issuance of Common Stock or to take advantage of favorable market conditions. Magna has no specific present plans to issue any of the additional forty million shares of Common Stock.

    It should be noted that any issuance of additional shares of Common Stock could be disadvantageous to existing stockholders because such issuance might serve to dilute their percentage interest in Magna. Holders of Common Stock do not have preemptive rights to purchase any additional shares of Common Stock which may be issued. Magna would not be required to obtain stockholder approval to issue authorized but unissued shares of Common Stock, unless required to do so by applicable law or the rules of any stock exchange on which Magna's shares may be listed.

    The authorized but unissued shares of Common Stock also could be used by incumbent management to make more difficult, and thereby discourage, an attempt to acquire control of Magna. For example, the shares could be privately placed with purchasers who might support the Board of Directors in opposing a hostile takeover bid. The issuance of the new shares also could be used to dilute the stock ownership and voting power of a third party seeking to remove directors, replace incumbent directors, accomplish certain business combinations or alter, amend or repeal provisions of Magna's Certificate of Incorporation. To the extent that it impedes any such attempts, the issuance of shares following the Amendment may serve to perpetuate existing management.


    The additional authorized shares of Common Stock would have the same rights and privileges as the shares of Common Stock presently authorized and/or outstanding. The Amendment does not alter Magna's present ability to issue up to 1,000,000 shares of Preferred Stock with no par value per share, 49,500 shares of Class B Voting Preferred Stock with a par value of $20.00 per share or 1,000,000 shares of Class C Non-Voting Preferred Stock with a par value of $0.10 per share, each in such series and with such special rights (including voting rights), preferences, restrictions, qualifications and limitations as the Board of Directors may designate.


    The affirmative vote of a majority of the outstanding shares of Voting Stock is required for approval of the Amendment. If the Amendment is approved by the stockholders of Magna, Magna intends to effect promptly the Amendment by filing the Amendment with the State of Delaware.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSED INCREASE IN THE AUTHORIZED COMMON STOCK OF MAGNA.

                       SECURITY OWNERSHIP OF MANAGEMENT


    The following information is furnished as of March 12, 1997 to indicate beneficial ownership by each current director, the executive officers named in the Summary Compensation Table, individually, and all current directors and executive officers as a group, of shares of Common Stock. No director or executive officer beneficially owned any shares of the Class B Preferred Stock on March 12, 1997.

                                                                                       NUMBER OF SHARES
                                                                                       OF COMMON STOCK
                                                                                         BENEFICIALLY
                             NAME OF BENEFICIAL OWNER                                   OWNED<F1><F2>
                             ------------------------                                  ----------------

G. Thomas Andes<F3>................................................................         258,187
James A. Auffenberg, Jr.<F4>.......................................................           7,490
Ronald A. Buerges<F5>..............................................................          25,569
Wayne T. Ewing<F6>.................................................................          17,191
Linda K. Fabel<F7>.................................................................          65,068
Donald P. Gallop<F8>...............................................................          31,208
Randall E. Ganim<F9>...............................................................          11,459
David D. Harris<F10>...............................................................          87,137
C. E. Heiligenstein<F11>...........................................................         240,188
John G. Helmkamp, Jr.<F12>.........................................................         303,126
Carl G. Hogan, Sr.<F13>............................................................          32,148
Franklin A. Jacobs<F14>............................................................         144,597
Wendell J. Kelley<F15>.............................................................          17,827
S. Lee Kling<F16>..................................................................         247,410
Ralph F. Korte<F17>................................................................          56,614
Robert E. McGlynn<F18>.............................................................          66,787
Robert M. Olson, Jr.<F19>..........................................................          41,106
Erl A. Schmiesing<F20>.............................................................          34,786
Douglas K. Shull...................................................................           1,077
Frank R. Trulaske<F21>.............................................................          37,024
George T. Wilkins, Jr.<F22>........................................................         178,668
All current directors and executive officers as a group
  (23 persons)<F23>................................................................       1,882,608

--------
 <F1> Except as otherwise noted, each director or executive officer has sole voting and investment power over the shares listed beside his or her name.

 <F2> No director or executive officer beneficially owned more than one percent of the total outstanding shares of Common Stock on such date.

 <F3> Includes 3,375 shares that Mr. Andes owns jointly with his spouse, 703 shares that are owned by Mr. Andes' spouse, as to which shares Mr. Andes has shared voting and investment power, and 200 shares owned by Mr. Andes as custodian. Also includes 98,285 shares subject to options exercisable currently or within 60 days after March 12, 1997 and 25,000 shares of restricted stock that could be issued to Mr. Andes if certain target share prices for the Common Stock are attained within 60 days after March 12, 1997.

 <F4> Includes 1,000 shares owned by Mr. Auffenberg's spouse, as to which shares
      Mr. Auffenberg has shared voting and investment power, 1,500 shares owned by Mr. Auffenberg as custodian for his minor children and 1,172 shares subject to options exercisable currently or within 60 days after March 12, 1997.

 <F5> Includes 11,558 shares subject to options exercisable currently or within
      60 days after March 12, 1997 and 10,000 shares of restricted stock that could be issued to Mr. Buerges if certain target share prices for the Common Stock are attained within 60 days after March 12, 1997.

 <F6> Includes 1,022 shares that are owned by Mr. Ewing's spouse, as to which shares Mr. Ewing has shared voting and investment power, and 4,098 shares subject to options exercisable currently or within 60 days after March 12, 1997.

 <F7> Includes 4,955 shares that Ms. Fabel owns jointly with her spouse, as to which shares Ms. Fabel has shared voting and investment power. Also includes 42,982 shares subject to options exercisable currently or within 60 days after March 12, 1997.


                                      21

 <F8> Includes 4,687 shares held of record by the trustees of the testamentary trust of Mr. Philip Gallop, of which Mr. Gallop is a co-trustee and has shared voting and investment power, and 18,622 shares owned by Mr. Gallop's spouse, as to which shares Mr. Gallop disclaims beneficial ownership. Also includes 4,098 shares subject to options exercisable currently or within 60 days after March 12, 1997.

 <F9> Includes five shares owned by Mr. Ganim as custodian for his son.

<F10> Includes 38,476 shares subject to options exercisable currently or within
      60 days after March 12, 1997 and 8,000 shares of restricted stock which would be issued to Mr. Harris if certain target share prices for the Common Stock are attained within 60 days after March 12, 1997.

<F11> Includes 4,085 shares owned by Mr. Heiligenstein's spouse, as to which shares Mr. Heiligenstein has shared voting and investment power, and 1,258 shares subject to options exercisable currently or within 60 days after March 12, 1997.

<F12> Includes 281,308 shares that are subject to various trusts as to which shares Mr. Helmkamp has either sole or shared voting and investment power (Mr. Helmkamp disclaims beneficial ownership as to certain of such shares), 14,804 shares owned by Mr. Helmkamp's spouse and 5,458 shares subject to the Elizabeth Helmkamp Charitable Trust, as to which Mr. Helmkamp disclaims beneficial ownership. Also includes 632 shares subject to options exercisable currently or within 60 days after March 12, 1997.

<F13> Includes 4,098 shares subject to options exercisable currently or within
      60 days after March 12, 1997.

<F14> Includes 4,098 shares subject to options exercisable currently or within
      60 days after March 12, 1997.

<F15> Includes 279 shares that are owned by Mr. Kelley's spouse, as to which shares Mr. Kelley disclaims beneficial ownership, and 4,098 shares subject to options exercisable currently or within 60 days after March 12, 1997.

<F16> Includes 107 shares that are owned as custodian by Mr. Kling's spouse, as to which shares Mr. Kling disclaims beneficial ownership. Also includes 41,981 shares subject to options exercisable currently or within 60 days after March 12, 1997.

<F17> Includes 3,765 shares subject to options exercisable currently or within
      60 days after March 12, 1997.

<F18> Includes 4,471 shares that are owned by Mr. McGlynn's spouse, as to which shares Mr. McGlynn disclaims beneficial ownership, and 1,256 shares subject to options exercisable currently or within 60 days after March 12, 1997.

<F19> Includes 25,780 shares subject to options exercisable currently or within
      60 days after March 12, 1997.

<F20> Includes 8,743 shares that Mr. Schmiesing owns jointly with his spouse.
      Also includes 2,482 shares subject to options exercisable currently or within 60 days after March 12, 1997.

<F21> Includes 35,122 shares that are subject to various trusts as to which shares Mr. Trulaske has either sole or shared voting and investment power and 1,172 shares subject to options exercisable currently or within 60 days after March 12, 1997.

<F22> Includes 1,214 shares that Dr. Wilkins owns jointly with his spouse, as to which shares Dr. Wilkins has shared voting and investment power, and 3,765 shares subject to options exercisable currently or within 60 days after March 12, 1997.

<F23> This amount represents 5.6% of the outstanding shares of Common Stock on
      March 12, 1997. This amount includes 291,859 shares subject to options exercisable currently or within 60 days after March 12, 1997, and 43,000 shares of restricted stock issuable if certain target prices for the Common Stock are attained within 60 days after March 12, 1997.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires Magna's directors and executive officers ("Reporting Persons") to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of Magna. Magna has designated an officer who is available to Magna's Reporting Persons to assist them in filing the required reports, and Magna circulates monthly transaction reminders and other materials to promote compliance with Section 16(a). To Magna's knowledge, based solely on its review of the copies of such reports furnished to Magna and written representations that no other reports were required, all Section 16(a) filing requirements applicable to the Reporting Persons were complied with during the year ended December 31, 1996.

                        INDEPENDENT PUBLIC ACCOUNTANTS

    Ernst & Young LLP served as Magna's independent public accountants for 1996 and has been selected by the Board of Directors to continue in such capacity during 1997. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting to respond to appropriate questions from stockholders, and such representatives will have the opportunity to make statements if they so desire.

                         FUTURE STOCKHOLDER PROPOSALS

    Under applicable regulations of the Securities and Exchange Commission, all proposals of stockholders to be considered for inclusion in the proxy statement for, and to be considered at, the 1998 Annual Meeting of Stockholders must be received at the offices of Magna, c/o Secretary, One Magna Place, 1401 South Brentwood Boulevard, St. Louis, Missouri 63144-1401 by not later than November 30, 1997. Magna's By-laws also prescribe certain time limitations and procedures regarding prior written notice to Magna by stockholders, which limitations and procedures must be complied with for proposals of stockholders to be included in Magna's proxy statement for, and to be considered at, such annual meeting. Any stockholder who wishes to make such a proposal should request a copy of the applicable provisions of Magna's By-laws from the Secretary of Magna.

                                 ANNUAL REPORT

    The Annual Report of Magna for the year ended December 31, 1996 has been mailed simultaneously to the stockholders of Magna.

    A COPY OF MAGNA'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (EXCLUDING EXHIBITS) MAY BE OBTAINED BY ANY STOCKHOLDER, WITHOUT CHARGE, UPON WRITTEN REQUEST TO MR. GARY D. HEMMER, EXECUTIVE VICE PRESIDENT, ADMINISTRATION, MAGNA GROUP, INC., ONE MAGNA PLACE, 1401 SOUTH BRENTWOOD BOULEVARD, ST. LOUIS, MISSOURI 63144-1401.

                                OTHER BUSINESS

    The Board of Directors, at the date hereof, is not aware of any business to be presented at the Annual Meeting other than that referred to in the Notice of Annual Meeting of Stockholders and discussed herein. If any other matter should properly come before the Annual Meeting, the persons named on the enclosed form of proxy will have discretionary authority to vote the shares of Voting Stock represented by proxies in accordance with their discretion and judgment as to the best interests of Magna.

                                          /s/ G. THOMAS ANDES

                                          G. THOMAS ANDES
                                          Chairman of the Board and
                                          Chief Executive Officer

March 31, 1997

                                                                     APPENDIX A

                           CERTIFICATE OF AMENDMENT
                                      OF
                         CERTIFICATE OF INCORPORATION
                                      OF
                               MAGNA GROUP, INC.

                           ------------------------

            PURSUANT TO SECTION 242 OF THE GENERAL CORPORATION LAW
                           OF THE STATE OF DELAWARE

    Magna Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

    FIRST: At a meeting of the Board of Directors of the Corporation duly called and held on February 28, 1997, resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation, as amended, of the Corporation (the "Certificate of Incorporation"), declaring such amendment to be advisable and directing that such amendment be submitted to the stockholders of the Corporation for approval at the Annual Meeting of Stockholders to be held on May 7, 1997. Such resolutions recommended that the first paragraph of Article 4 of the Certificate of Incorporation be amended by striking the existing first paragraph in its entirety and substituting in lieu thereof the following:

        "4. The total number of shares of stock which the Corporation shall have the authority to issue is eighty million (80,000,000) shares of Common Stock with a par value of Two Dollars ($2.00) per share; one million (1,000,000) shares of Preferred Stock with no par value per share; forty-nine thousand five hundred (49,500) shares of Class B Voting Preferred Stock with a par value of Twenty Dollars ($20.00) per share; and one million (1,000,000) shares of Class C Non-Voting Preferred Stock with a par value of Ten Cents ($0.10) per share. For purposes of this Article 4, the Preferred Stock, Class B Voting Preferred Stock and Class C Non-Voting Preferred Stock are hereinafter referred to as `Preferred Stock.' "

    SECOND: At the Annual Meeting of Stockholders of the Corporation duly called and held on May 7, 1997, the affirmative vote of a majority of the votes permitted to be cast by the holders of the outstanding shares of the Corporation's Common Stock, par value $2.00 per share, and the holders of the outstanding shares of the Corporation's Class B Voting Preferred Stock, par value $20.00 per share, voting as a single class, was obtained in favor of such amendment with respect to Article 4.

    THIRD: Said amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

    IN WITNESS WHEREOF, Magna Group, Inc. has caused this Certificate of Amendment to be signed by G. Thomas Andes, its Chairman of the Board and Chief Executive Officer, and attested by Carolyn B. Ryseff, its Secretary, this _____ day of May, 1997.

                                 MAGNA GROUP, INC.

                                 By:_______________________
                                    G. Thomas Andes, Chairman of the Board and
                                    Chief Executive Officer

Attest:

_______________________________
Carolyn B. Ryseff, Secretary

PROXY                          MAGNA GROUP, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints G. Thomas Andes and Carolyn B. Ryseff, or either of them in case the other is unable or unwilling to act, as Proxies, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote, as designated below, all of the shares of voting stock of Magna Group, Inc. held of record by the undersigned on March 12, 1997, at the Annual Meeting of Stockholders to be held on May 7, 1997 or any adjournments thereof.

1. ELECTION OF DIRECTORS:

  / /  FOR all nominees listed below         / /  WITHHOLD AUTHORITY
       (except as marked to the contrary          (to vote for all nominees
       below)                                     listed below)

             (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY
             INDIVIDUAL NOMINEE STRIKE A LINE THROUGH THE NOMINEE'S
           NAME IN THE LIST BELOW. FAILURE TO FOLLOW THIS PROCEDURE
            TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE
             WILL RESULT IN THE GRANTING OF AUTHORITY TO VOTE FOR
                         THE ELECTION OF SUCH NOMINEE.)

CLASS III (three-year term)

    Wayne T. Ewing    John G. Helmkamp, Jr.    Franklin A. Jacobs
                S. Lee Kling    George T. Wilkins, Jr.

2. ADOPTION OF AN AMENDMENT TO ARTICLE 4 OF MAGNA GROUP, INC.'S CERTIFICATE OF
   INCORPORATION:

             / /  FOR          / /  AGAINST          / /  ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

DATED: _______________________, 1997

                                        _______________________________________
                                                       Signature

                                        _______________________________________
                                               Signature, if held jointly

                                        Please sign exactly as name appears on
                                        this Proxy Card. When shares are held
                                        by joint tenants, both should sign.
                                        When signing as attorney-in-fact,
                                        executor, administrator, personal
                                        representative, trustee or guardian,
                                        please give full title as such. If a
                                        corporation, please sign in full
                                        corporate name by President or other
                                        authorized officer. If a partnership,
                                        please sign in partnership name by
                                        authorized person.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.

                              APPENDIX

     Page 19 of the printed proxy statement contains a Performance Graph. The information contained in the graph is depicted in the table that immediately follows the graph.